Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Immunic, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001	(1)	Other	458,152,000	$1.09	$499,385,680.00	0.0001381	$68,965.16

Total Offering Amounts:							$499,385,680.00		68,965.16
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$68,965.16

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby and the shares of common stock, par value $0.0001 per share of the registrant (the “common stock”) issuable upon exercise of pre-funded warrants and common warrants also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock on March 30, 2026 as reported by The Nasdaq Stock Market LLC.